                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

              FOR THE ASSETS OF Global Village Communication, Inc.
                              by Boca Global, Inc.

                                 March 31, 1998











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                                TABLE OF CONTENTS


Recitals                                                               Page No.
--------                                                               --------

ARTICLE I - DEFINITIONS

  1.1      Definitions.......................................................1

ARTICLE II - PURCHASE AND SALE OF ASSETS

  2.1   Purchase of Assets...................................................6
  2.2   Retained Assets......................................................7
  2.3   Assumed Liabilities..................................................8
  2.4   Retained Liabilities.................................................8
  2.5   Purchase Price.......................................................9
  2.6   Allocation of Purchase Price.........................................9
  2.7   Time and Place of Closing............................................9
  2.8   Execution and Delivery of Documents of Title by the Company;
        Further Assurances..................................................10
  2.9   Execution and Delivery of Documents by Buyer; Further Assurances....10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  3.1   Organization and Qualification......................................10
  3.2   Authority; No Violation.............................................10
  3.3   [Intentionally Omitted].............................................11
  3.4   [Intentionally Omitted].............................................11
  3.5   SEC Reports and Financial Statements................................11
  3.6   Absence of Undisclosed Liabilities..................................11
  3.7   Absence of Certain Changes..........................................11
  3.8   Title to the Transferred Assets.....................................13
  3.9   Sufficiency and Condition of Assets.................................13
  3.10   Real Estate........................................................13
  3.11  Accounts Receivable.................................................14
  3.12  Inventories.........................................................14
  3.13  Intellectual Property...............................................14
  3.14  Trade Secrets and Customer Lists....................................15
  3.15  Contracts...........................................................16
  3.16  Customers and Suppliers.............................................17
  3.17  Compliance with Laws................................................18
  3.18  Taxes...............................................................18


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  3.19  [Intentionally Omitted].............................................19
  3.20  Environmental Matters...............................................19
  3.21  Employees...........................................................20
  3.22  Litigation..........................................................20
  3.23  [Intentionally omitted].............................................20
  3.24  Company Products....................................................20
  3.25  [Intentionally Omitted].............................................21
  3.26  Brokers.............................................................21
  3.27  Burdensome Agreements...............................................21
  3.28  [Intentionally Omitted].............................................21
  3.29  Transactions with Interested Persons................................21
  3.30  Copies of Documents.................................................21
  3.31  Disclosure of Material Information..................................21
  3.32  Opinion of the Financial Advisor....................................22
  3.33  Board Recommendation................................................22
  3.34  Required Company Vote...............................................22
  3.35  State Takeover Statutes.............................................22

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER AND BRI

  4.1   Organization and Qualification......................................22
  4.2   Authority; No Violation.............................................23
  4.3   [Intentionally Omitted].............................................23
  4.4   [Intentionally Omitted].............................................23
  4.5   SEC Reports and Financial Statements................................23
  4.7   Disclosure of Material Information..................................23
  4.8   Opinion of the Financial Advisor....................................24
  4.9   Board Recommendation................................................24
  4.10  Subsidiaries........................................................24
  4.11  Absence of Undisclosed Liabilities..................................24
  4.12  Absence of Certain Changes..........................................24
  4.14  Sole Representations and Warranties.................................24

ARTICLE V - COVENANTS

  5.1   Covenants of the Company............................................25
  5.2   Covenants of the Company and Buyer..................................26
  5.3   Preparation of Proxy Statement; Stockholder Meeting.................29
  5.4   Covenants of Buyer and BRI..........................................29
  5.5   Covenants of Buyer and BRI and the Company..........................30

ARTICLE VI - CLOSING CONDITIONS


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  6.1   Conditions to Obligations of Buyer..................................31
  6.2   Conditions to Obligations of the Company............................34

ARTICLE VII - TERMINATION

  7.1   Termination of Agreement............................................36
  7.2   Effect of Termination and Right to Proceed..........................37

ARTICLE VIII - INDEMNIFICATION

  8.1   Survival of Representations and Warranties..........................37
  8.2   Indemnification by the Company......................................37
  8.3   Indemnification by Buyer and BRI....................................38
  8.4   Minimum Indemnification; Materiality................................38
  8.5   Notice and Opportunity to Defend....................................39
  8.6   Full Access to Business.............................................39

ARTICLE IX - MISCELLANEOUS

  9.1   Fees and Expenses...................................................39
  9.2   Publicity and Disclosures...........................................40
  9.3   Notices.............................................................40
  9.4   Successors and Assigns..............................................41
  9.5   Descriptive Headings................................................41
  9.6   Counterparts........................................................41
  9.7   Severability........................................................41
  9.8   Attorneys' Fees.....................................................41
  9.9   Course of Dealing...................................................41
  9.10  Third Parties.......................................................42
  9.11  Tax Matters.........................................................42
  9.12  Variations in Pronouns..............................................42
  9.13  WAIVER OF JURY TRIAL................................................42
  9.14  GOVERNING LAW.......................................................43
  9.15  Entire Agreement....................................................43


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TABLE OF EXHIBITS
-----------------

Exhibit A                  Bill of Sale
Exhibit B                  Instrument of Assumption
Exhibit C                  Opinion of Company's Counsel
Exhibit D                  Form of Promissory Note
Exhibit E                  Form of Guaranty
Exhibit F                  NonCompetition Agreements
Exhibit G                  Form of Warrant
Exhibit H                  Opinion of Buyer's Counsel


TABLE OF SCHEDULES
------------------

Schedule 1.1               Balance Sheet Methodology
Schedule 2.1               Fixed Assets
Schedule 2.2               Retained Assets
Schedule 2.3               Assumed Liabilities
Schedule 3.1               Qualification
Schedule 3.2               No Violations
Schedule 3.5               Financial Statements
Schedule 3.6               Liabilities
Schedule 3.7               Changes
Schedule 3.8               Material Liens or Defects
Schedule 3.9               Assets; Condition
Schedule 3.10              Real Estate
Schedule 3.11              Accounts Receivable
Schedule 3.12              Inventories
Schedule 3.13              Intellectual Property
Schedule 3.14              Trade Secrets
Schedule 3.15              Contracts
Schedule 3.16              Major Customers and Suppliers
Schedule 3.17              Necessary Permits
Schedule 3.18              Taxes
Schedule 3.20              Environmental Matters
Schedule 3.21              Employees
Schedule 3.22              Litigation
Schedule 3.24              Warranty and other Claims
Schedule 3.26              Brokers
Schedule 3.29              Transactions with Interested Persons
Schedule 4.1               Organization and Qualification
Schedule 4.5               BRI Financial Statements


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Schedule 4.6               Brokers
Schedule 4.10              Subsidiaries
Schedule 4.12              Certain Changes
Schedule 5.1(a)            Interim Conduct




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


                            ASSET PURCHASE AGREEMENT


     Asset Purchase Agreement (the "Agreement") dated as of        , 1998, by
and among BOCA GLOBAL, INC., a Florida corporation ("Buyer"), BOCA RESEARCH, INC., a Florida corporation ("BRI"), and GLOBAL VILLAGE COMMUNICATION, INC., a Delaware corporation (the "Company").

     This Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, all of those assets related to the modem business of the Company hereinafter defined (other than the Retained Assets, as hereinafter defined) and the business and goodwill of the Company as a going concern as to the modem development, manufacturing, distribution and sale business, subject to those liabilities of the Company which are specifically hereinafter described, for the consideration provided herein.

     In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" means when used with respect to any Person, (a) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any Equity Security thereof, and, if such beneficial owner is a partnership, any general or limited partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (b) if such Person is a partnership, any general or limited partner thereof and (c) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, (i)"control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and (ii) all employees, stockholders, consultants and agents of Buyer and any direct or indirect stockholder of Buyer shall be considered an Affiliate of Buyer.





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     "Agreement" means this Asset Purchase Agreement (together with all Exhibits and Schedules hereto) as from time to time assigned, supplemented, modified, amended, or restated or as the terms hereof may be waived.

     "Balance Sheet Methodology" means the procedures identified on Schedule 1.1 attached hereto with respect to the preparation of the Last Balance Sheet and the Closing Balance Sheet.

     "BRI" means Boca Research, Inc., a Florida corporation, and its successors and assigns.

     "Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Buyer" means BOCA GLOBAL, INC. , a Florida corporation, and its successors and assigns.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

     "Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation, as amended and restated through the date hereof.

     "Claim" means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

     "Closing Balance Sheet" means the consolidated balance sheet of the Company as to the Business as of the Closing Date prepared in accordance with the Balance Sheet Methodology.

     "Code" means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

     "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

     "Company" means GLOBAL VILLAGE COMMUNICATION, INC., a Delaware corporation, and its successors and assigns.

     "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of noncompliance or violation, investigation, request for information, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or


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


other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.

     "Environmental Law" means any applicable federal, state or local law, statute, rule, regulation, or ordinance relating to the environment, human health or safety from pollution or other environmental degradation or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, and any similar state and local laws or bylaws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

     "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     "Equity Security" shall have the meaning given to such term in Section 3(a)(ii) of the Exchange Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

     "ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company or any Subsidiary of the Company, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company or any Subsidiary of the Company, is treated as a "single employer" for purposes of Section 414 of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, and any similar or successor federal statute, and the rules and regulations and interpretations of the Commission thereunder, all as the same shall be in effect at the time.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition or "hazardous substances," "hazardous wastes," "hazardous materials,"

"extremely hazardous wastes" "restricted hazardous waters," toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

     "Indebtedness" means all obligations, contingent or otherwise, whether current or longterm, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "IRS" means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

     "Last Balance Sheet" shall mean the consolidated balance sheet of the Company as to the Business as at the month ended February 28, 1998, delivered to the Buyer prior to the date hereof and prepared in accordance with the Balance Sheet Methodology.

     "Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

     "Material Adverse Effect" shall be defined as an event, occurrence or act which shall result in a material adverse impact or effect on (a) the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of the Business, with respect to the Company, and BRI, with respect to BRI or the Buyer, (b) the ability of such party to perform its respective obligations under any of the Purchase Documents, (c) the validity or enforceability of any of the Purchase Documents or (d) the rights and remedies of the Buyer and BRI on the one hand and the Company on the other under any of the Purchase Documents.

     "Officer's Certificate" means a certificate signed in the name of a corporation by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, or, if so specified, the Clerk or Secretary, acting in his or her official capacity.

     "Person" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

     "Purchase Documents" means this Agreement, the NonCompetition Agreements and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

     "Release" means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in compliance with all Environmental Laws and Permits.

     "Securities Act" means the Securities Act of 1933, and any similar or successor federal statute, and the rules, regulations and interpretations of the Commission thereunder, all as the same shall be in effect at the time.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or addon minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     The following terms are defined in the following Sections of this
Agreement:

         Term                                        Section
         ----                                        -------

         Assumed Liabilities                         2.3
         Business                                    2.1
         Business Employees                          5.5
         Closing                                     2.7
         Closing Date                                2.7
         Current Asset Value                         6.1(m)
         Financial Statements                        3.5
         Indemnifying Party                          8.5
         Losses                                      8.2
         Necessary Permits                           3.17(a)
         NonCompetition Agreements                   6.1(l)
         Plan                                        3.19(a)
         Proxy Statement                             5.3
         Purchased Assets                            2.1
         Purchase Price                              2.5
         Accounts Receivable                         2.1(a)


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         Retained Assets                             2.2
         Retained Liabilities                        2.4
         SEC Reports                                 3.5
         Stockholders' Meeting                       5.3(c)


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

     2.1 Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 2.7 below), the Company shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from the Company, the modem development, manufacturing, distribution and sales business of the Company as a going concern (the "Business"), including all of the Company's assets of every kind and description relating to the Business (other than those assets included in the Retained Assets as defined in Section 2.2 below) (the "Transferred Assets"), and subject only to the liabilities and obligations of the Company which are defined in Section 2.3 (the "Assumed Liabilities"). The Transferred Assets include, without limitation, the following assets and properties (other than those assets included in the Retained Assets as defined in Section 2.2):

     (a) all assets relating to the Business owned by the Company. Such assets include, without limitation, (i) all trade and other accounts receivable and other Indebtedness owing to the Company with respect to the Business and including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith (the Accounts Receivable);
(ii) all inventories with respect to the Business wherever located, including raw materials, goods consigned to vendors or subcontractors, work in process, finished goods and goods in transit; (iii) all prepaid expenses, deposits and rights to refunds from customers and suppliers with respect to the Business;
(iv) all machinery, equipment, fixtures and furniture used in the Business and preliminarily listed on Schedule 2.1 (a final mutually agreed upon list to be provided to Buyer prior to the Closing); (v) all motor vehicles and; (vi) all real estate described on Schedule 3.10 attached hereto, provided, that Buyer shall have 30 days from the date hereof to complete its due diligence with respect to such property, and provided, further, that Buyer shall notify the Company of its intention to sublease the space currently occupied by the Company upon the same terms as currently paid by the Company, receive an assignment of the leases for such premises or refuse to accept the real estate identified on
Schedule 3.10 prior to the end of such 30-day period.

     (b) all rights and interests of the Company in and to any Business contracts, including contracts for the purchase of materials, supplies and services and the sale of products and services, equipment leases, and any other contract of the Company relating to the Business, including, without limitation, those listed on Schedule 3.15 attached hereto;


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


     (c) copies of or access to all of the Company's books, records and other data relating to the Business;

     (d) all of the Company's goodwill, dealer and customer lists and all other sales and marketing information, and all knowhow, technology, drawings, engineering specifications, bills of materials, software and other intangible assets of the Company in each case, relating to the Business;

     (e) all of the Company's interest in patents, patent applications, proprietary designs, copyrights, tradenames, servicemarks, trademarks and trademark applications (including, without limitation, the exclusive right to use the names "Global Village" and "Teleport" and all variants thereof), and all patents, trademarks, servicemarks, proprietary designs, trade names, assumed names and copyrights listed in Schedule 3.13 attached hereto, in each case relating to the Business and together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

     (f) all permits, licenses, orders, ratings and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies that are held by the Company and relate to the Business, to the extent the same are transferable;

     (g) all rights of the Company to causes of action, lawsuits, judgments, claims and demands of any nature which would relate to the Business or constitute counterclaims, rights of setoff, and affirmative defenses to any claims brought against Buyer by third parties relating to the Business;

     (h) [Intentionally omitted]

     (i) all present and future insurance proceeds which may be payable under the insurance policies listed on Schedule 3.23 attached hereto to the extent that such proceeds relate to the future loss of asset value of the Purchased Assets;

     (j) except for Retained Assets described in Section 2.2 below, all other items of property, real or personal, tangible or intangible, including, without limitation, all restrictive and negative covenant agreements with employees and others, including, without limitation, nondisclosure agreements, computer programs, tapes, discs and timesharing files, owned, used by or accruing to the benefit of the Company in each case, used in the Business

     (k) Intellectual property and associated html code that is transferable by the Company, as well as the exclusive rights to operate the Global Village website located at "www.globalvillage.com", "www.globalvillag.com" and "www.globalvillagestore.com".


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


     2.2 Retained Assets. The Company will retain ownership of the following assets of the Company listed on Schedule 2.2 attached hereto (collectively, the "Retained Assets").

     2.3 Assumed Liabilities. The Buyer shall assume and agree to pay, perform and discharge only the Assumed Liabilities, and will pay, perform and discharge the Assumed Liabilities as they become due. The Assumed Liabilities shall consist of only those liabilities of the Company listed on Schedule 2.3 attached hereto or otherwise specifically provided for in this Agreement.

     2.4 Retained Liabilities. The liabilities and obligations which shall be retained by the Company (the "Retained Liabilities") shall consist of all liabilities of the Company other than Assumed Liabilities, including, without limitation, the following:

          (a) all liabilities of the Company relating to indebtedness for borrowed money;

          (b) all liabilities of the Company resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of the Company under this Agreement in accordance with the indemnification provisions of this Agreement;

          (c) all liabilities of the Company for federal, state, local or foreign Taxes, including Taxes incurred in respect of or measured by the income of the Company earned on or realized prior to the Closing Date, including any gain and income from the sale of the Assets and other transactions contemplated herein, excluding those incurred by Buyer in connection with this transaction;

          (d) all liabilities for all environmental, ecological, health or safety claims to the extent arising out of the operation of the Business or the Purchased Assets by the Company on or before the Closing Date;

          (e) all liabilities of the Company arising in connection with its operations unrelated to the Business except as otherwise specifically provided herein or in Schedule 2.3;

          (f) any liability of the Company based on its tortious or illegal conduct;

          (g) any liability or obligation incurred by the Company in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal, accounting, brokers', finders' and other professional fees and expenses other than through Buyer's breach of this Agreement;

          (h) all liabilities incurred by the Company after the Closing Date other than through Buyer's breach of this Agreement (except to the extent such liability is specifically assumed by Buyer); and


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


          (i) all liabilities or obligations associated with the Business Employees (as defined in Section 5.5(b)(i)), including but not limited to any liability or obligation under or with respect to any collective bargaining agreement, employment agreement, any Plan (as defined in Section 3.19), unemployment or workers' compensation laws, sales commissions (other than on orders shipped and billed after the Closing Date) unless specifically provided for elsewhere in this Agreement.

     2.5 Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Company contained herein, and in consideration of the sale, assignment, transfer and delivery of the Transferred Assets, the covenants not to compete and the Warrant Purchase Agreement received from the Company, Buyer will assume the Assumed Liabilities and will pay, upon the schedule set forth below, by wire transfer of immediately available funds, to the Company, Ten Million and no/00 Dollars (US$10,000,000.00) the "Purchase Price"). Payment of the Purchase Price to the Company shall be made to the Company's account which shall be provided to the Buyer prior to the Closing. The Purchase Price shall be payable without interest, as follows:

          (a) Four Million Dollars (US$4,000,000.00) of the Purchase Price shall be payable in cash at the Closing Date; and

          (b) Buyer shall deliver to the Company at the Closing a Promissory Note in the amount of Six Million and no/100 Dollars (US$6,000,000.00), bearing no interest, payable as follows:

          (i) Three Million Dollars (US$3,000,000.00) of the Purchase Price shall be payable in cash on September 30, 1998; and

          (ii) Three Million Dollars (US$3,000,000.00) of the Purchase Price shall be payable in cash on December 31, 1998.

                   Such promissory note shall be in form attached hereto as Exhibit D and shall become due and payable upon a change of control of BRI and such note shall be made by Buyer and unconditionally guaranteed by BRI in the form of Guaranty attached hereto as Exhibit E.

     2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets and the covenants not to compete received from the Company in a manner that is mutually agreed upon by the parties prior to the Closing. The Company and Buyer shall be bound by such allocation for all purposes and to account for and report the purchase and sale contemplated hereby for all financial, accounting and Tax purposes in accordance with such allocation.

     2.7 Time and Place of Closing. The closing of the transactions described in Sections 2.1 through 2.6 above (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich &

Rosati, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. (local time) on the third business day following the satisfaction of the conditions to closing as provided in this Agreement, but in no event later than June 30, 1998, or at such other place or time as the parties hereto may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     2.8 Execution and Delivery of Documents of Title by the Company; Further Assurances. At the Closing, the Company shall execute and deliver to Buyer the Bill of Sale attached hereto as Exhibit A and such deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer. Such instruments and documents shall be sufficient to convey to Buyer good and merchantable title in all of the Transferred Assets. The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as Buyer may reasonably request in order more effectively to sell, transfer and convey the Transferred Assets to Buyer and to place Buyer in position to operate and control all of the Transferred Assets. To the extent any of such assets are, by nature or terms, not transferrable, the Company shall hold, provide, and make such assets available for the use and benefit of Buyer as Buyer's agent.

     2.9 Execution and Delivery of Documents by Buyer; Further Assurances. At the Closing, Buyer shall execute and deliver to the Company an Instrument of Assumption in the form attached hereto as Exhibit B, the Promissory Note, and such other documents as the Company may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities. Buyer will, from time to time after the Closing Date, take such additional action and deliver such further documents as the Company may reasonably request in order effectively to assume the Assumed Liabilities.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to Buyer as follows:

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to own, use and lease their properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted. The copies of the Company's Charter and ByLaws, as amended to date, in each case certified by their respective Secretaries and delivered to Buyer's counsel prior to the Closing, are true, complete and correct. Except as set forth on Schedule 3.1 attached hereto, the Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification.

     3.2 Authority; No Violation. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized and approved by all necessary corporate action. This Agreement constitutes the legal and binding obligation of the Company, enforceable against it in accordance with its terms. To the best knowledge of the Company and except as set forth on Schedule 3.2, the entering into of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby, including specifically the transfer of the Transferred Assets to Buyer by the Company, will not violate the provisions of (a) any applicable federal, state, local or foreign laws, (b) the Company's respective Charter or ByLaws, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company under any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Company is a party or by which any of them is bound, or to which any property of the Company is subject.

     3.3 [Intentionally Omitted]

     3.4 [Intentionally Omitted]

     3.5 SEC Reports and Financial Statements. Since December 31, 1996, the Company has filed all material forms, reports and documents with the Commission required to be filed by it pursuant to the Securities Act and the Exchange Act (the "SEC Reports"), and all of such filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Attached hereto as Schedule 3.5 are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of operations, changes in owners' equity and consolidated statements of cash flow as of and for the fiscal year ended March 31, 1997; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine (9) months ended December 31, 1997, for the Company.

     3.6 Absence of Undisclosed Liabilities. Except as set forth in the Last Balance Sheet or Schedule 3.6 attached hereto, there are no material liabilities of the Company, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), except for liabilities which have arisen in the ordinary course of business of the Company since the date of the Last Balance Sheet. Schedule
3.6 sets forth a true and correct aged list of all accounts payable of the Company as of February 28, 1998, in excess of $10,000 to any one payee.

     3.7 Absence of Certain Changes. Except as otherwise disclosed in Schedule
3.5 or Schedule 3.7 attached hereto, as contemplated in this Agreement or in the ordinary course of business, since February 28, 1998, there has not been:

          (a) any change in the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of the Company that, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been or is reasonably likely to be materially adverse with respect to the Business (including, by way of example and not of limitation, the loss of any significant distributor, customer or vendor);

          (b) any announcement or communication to the Company on the part of any key employee of the Company of his or her intention to leave the Company's employ;

          (c) any Lien placed on any of the Transferred Assets which remains in existence on the date hereof;

          (d) any contingent liabilities incurred by the Company with respect to the obligations of any other Person that would be Assumed Liabilities;

          (e) any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of any part of the Business properties or assets, other than purchases for and sales from inventory for fair consideration in the ordinary course of business, except for fixed assets purchased or other capital expenditures made in amounts not exceeding $10,000 for any single item and $50,000 in the aggregate for all such items;

          (f) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business;

          (g) any labor trouble or claim of unfair labor practices involving the Company; any change in the employment contracts of or compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents who are Business Employees, or any bonus payment or arrangement made by the Company to or with any of such officers, directors, employees, consultants or agents who are Business Employees; or any change in coverage or benefits available under any Plan described in Section 3.19 provided, however, that the Buyer and BRI acknowledge and agree that the Company shall be entitled to increase the compensation of the Business Employees by a maximum of 6.5% of total compensation in the aggregate;

          (h) any payment or discharge of a material Lien or liability of the Company relating to the Transferred Assets not disclosed on the Financial Statements or incurred in the ordinary course of business;

          (i) any contracts, licenses, leases or agreements entered into by the Company which would be assumed pursuant to this Agreement, which are outside the ordinary course of business and which obligate the Company for more than $10,000 in any one case or more than $35,000 in the aggregate;

          (j) any amendment or other change (or any authorization to make such an amendment or change) to the Company's Charter or ByLaws, that would prohibit the consummation of the transactions contemplated hereby;

          (k) any postponement or delay in payment of any accounts payable or other liability of the Company that will be included as Assumed Liabilities except in the ordinary course of business consistent with prior practices;

          (l) any cancellation, waiver, compromise or release of any right or claim relating to the Business involving more than $10,000 and outside the ordinary course of business consistent with prior practices;

          (m) any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement involving more than $10,000 which will be assigned hereunder to which the Company is a party or by which it is bound; or

     3.8 Title to the Transferred Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all material Liens, and free of any material infractions or noncompliance with zoning and building laws (collectively, "Defects") and the sale and delivery of the Transferred Assets to Buyer pursuant hereto shall vest in Buyer good and marketable title thereto, free and clear of any and all material Liens or Defects, other than as disclosed in Schedule 3.8 hereto or as may be created by Buyer. The Company shall prior to the Closing use their commercially reasonable efforts to cure at their expense any material Defect identified by Buyer.

     3.9 Sufficiency and Condition of Assets. To the knowledge of the Company, all tangible properties and assets that have an assigned value owned or leased by the Company and contained in the Transferred Assets are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained, and conform with all applicable laws, statutes, ordinances, rules and regulations, other than as disclosed on Schedule 3.9.

     3.10 Real Estate. Schedule 3.10 lists and describes briefly all real property leased or subleased to or by the Company that will be assumed by the Buyer or BRI. With respect to each such lease and sublease;

               (i) correct and complete copies thereof have been delivered to Buyer;

               (ii) to the knowledge of the Company, the lease or sublease is legal, valid binding, enforceable, and in full force and effect;

               (iii) to the knowledge of the Company, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) to the knowledge of the Company, no party to the lease or sublease has repudiated any provision thereof, and there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (v) to the knowledge of the Company, with respect to each sublease, the representations and warranties set forth in subsections (ii),
(iii) and (iv) above are true and correct with respect to the underlying lease;

               (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered materially any interest in the leasehold or subleasehold;

               (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

     3.11 Accounts Receivable. All of the Accounts Receivable of the Company are properly reflected in the Last Balance Sheet and will be on the Closing Balance Sheet, and are, subject to the allowance for doubtful accounts set forth therein, valid and enforceable claims, subject to no setoff or counterclaim, and are to the knowledge of the Company collectible in the ordinary course of business. Except as set forth in Schedule 3.11 attached hereto, the Company does not have any accounts receivable or loans or notes receivable to be assigned to the Buyer pursuant to this Agreement from any Affiliates or from any of its officers, directors, consultants, employees, agents or stockholders.

     3.12 Inventories.

          (a) Except as disclosed in Schedule 3.12 attached hereto: (i) the inventories of the Company to be transferred to the Buyer pursuant to this Agreement will be properly reflected in the Closing Balance Sheet and will be of a quality and quantity saleable in the ordinary course of business of the Company at prevailing market prices, are priced at the lower of cost (first in, first out) or market, (ii) the values of the inventories stated in the Last Balance Sheet reflect the Company's normal inventory valuation policies and were determined in accordance with GAAP consistently applied and (iii) the values of the inventories to be stated in the Closing Balance Sheet will reflect the Company's normal inventory valuation policies and will be determined in accordance with GAAP consistently applied.

          (b) As of the date hereof, purchase commitments for raw materials and parts for the Company to be assumed by the Buyer pursuant to this Agreement are not, individually or in the aggregate, in excess of normal requirements and none of such commitments are at prices materially in excess of current market prices.

     3.13 Intellectual Property. All patents, patent applications, proprietary designs, copyrighted works, trade names, servicemarks, trademarks and trademark applications which are owned by or licensed to the Company and are used in the Business are listed in Schedule 3.13 attached hereto, which indicates with respect to each the nature of the Company's interest therein and the expiration date thereof or the date on which the Company's interest therein terminates. Except as set forth on Schedule 3.13, all of the Company's patents and registered trademarks have been duly registered in, filed in or issued by the United States Patent Office or the corresponding offices of other countries identified in Schedule 3.13, and have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and each such country. Except as set forth on Schedule 3.13, those copyrighted works for which copyright registration has been secured with the U.S. Register of Copyright or corresponding offices in other countries are set forth in Schedule 3.13, which indicates the registration number and date of registration of each such registered work. Except as set forth in Schedule 3.13, each such registration has been secured and maintained in accordance with all applicable laws and regulations in the United States and each such country. Except as set forth in Schedule 3.13, use of said patents, patent applications, copyrighted works, servicemarks, trade names, registered trademarks or trademark applications owned by the Company does not require the consent of any other Person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by the Company, free and clear of any Liens. Except as set forth in Schedule 3.13, (a) no other Person has an interest in or right or license to use, or the right to license any other Person to use, any of said patents, patent applications, proprietary designs, copyrighted works, trade names, servicemarks, trademarks or trademark applications, (b) except as set forth on Schedule 3.13, there are no claims or demands of any other Person pertaining thereto and no proceedings have been instituted, or are pending or, to the knowledge of the Company, threatened, which challenge the Company's rights in respect thereof, (c) to the knowledge of the Company, none of the patents, copyrighted works, trade names or trademarks listed in Schedule 3.13 is being infringed by another Person or is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, (d) no Claim has been made or to the knowledge of the Company is threatened charging the Company with infringement of any adversely held patent, trade name, trademark or copyright and (e) to the knowledge of the Company, there does not exist (i) any unexpired patent with claims which are or would be infringed by products of the Company or any Subsidiary of the Company or by apparatus, methods or designs employed by it in manufacturing such products or (ii) any patent or application therefor or invention which would materially adversely affect the Company's or any Subsidiary's ability to manufacture, use or sell any such product, apparatus, method or design.

     3.14 Trade Secrets and Customer Lists.

          (a) Except as set forth on Schedule 3.14, the Company has the right to use, free and clear of any Claims or rights of any other Person, all trade secrets, customer lists, manufacturing and secret processes and knowhow (if any) required for or used in the manufacture or marketing of all products relating to the Business being sold, manufactured, including products licensed from other Persons, and all of such trade secrets, customer lists, manufacturing and secret processes and knowhow shall be transferred to Buyer as part of the Transferred Assets. Any payments required to be made by the Company for the use of such trade secrets, customer lists, manufacturing and secret processes and knowhow are described in Schedule 3.14 attached hereto. The Company warrants that it will keep confidential, and preserve the secrecy of, all confidential information, knowhow, and trade secrets transferred to Buyer as part of the Transferred Assets, and that it will enforce this ongoing obligation of confidentiality as to present and past employees of the Company, to the same extent as it would have if the transfer had not taken place. To the knowledge of the Company it is in no way making an unlawful or wrongful use of any confidential information, knowhow, or trade secrets of any other Person, including, without limitation, any former employer of any present or past employee of the Company or any Subsidiary of the Company. Except as described on Schedule 3.14 and to the knowledge of the Company, no officer, director or employee of the Company is a party to any noncompetition or confidentiality agreement with any Person other than the Company or a Subsidiary of the Company.

          (b) The Company agrees and promises to execute all assignments and other such instruments, and render all such assistance as Buyer may reasonably require in order to accomplish the transfer of Transferred Assets, and to confirm in Buyer legal title to said Transferred Assets, including, without limitation, recordation of assignment documents in the United States Patent and Trademark Office, Copyright Office, or corresponding offices in other countries.

     3.15 Contracts. Except for contracts, commitments, leases, licenses, plans and agreements described in Schedule 3.15 attached hereto, pursuant to the terms of this Agreement, Buyer will not assume or otherwise become subject to:

          (a) any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like relating to the Business Employees, or any contract or agreement with any labor union;

          (b) any employment or consulting contract or contract for personal services relating to Business Employees not terminable at will by the Company without penalty to the Company;

          (c) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business for less than $10,000 each and which in the aggregate do not exceed $35,000;

          (d) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $10,000;

          (e) any contract or agreement for the sale of any commodity, product, material, equipment, or other personal property, or the furnishing by the Buyer of any service, other than contracts with customers entered into in the ordinary course of business;

          (f) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (g) any contract or agreement with any sales agent, distributor or OEM of products of the Company;

          (h) any contract or agreement concerning a partnership or joint venture with one or more Persons;

          (i) any confidentiality agreement or any noncompetition agreement or other contract or agreement containing covenants limiting the Buyer's freedom to compete in any line of business or in any location or with any Person;

          (j) any license agreement (as licensor or licensee);

          (k) any contract or agreement with any present or former officer, director, consultant, agent or stockholder of the Company or with any Affiliate of any of them;

          (l) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or Indebtedness to any Person;

          (m) any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person.

          (n) any other agreement or contract (or group or related agreements or contracts) the performance of which involves consideration paid or received by the Buyer in excess of $10,000.00.

     Copies of all such contracts, commitments, plans, leases, licenses and agreements have been provided or made available to Buyer or its counsel prior to the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no amendment, extension or other modification as of the date hereof, except such as are described in Schedule 3.15 or as indicated in the provided copies. Except as listed and described in Schedule 3.15, the Company is not, and to the knowledge of the Company, no other Person, is in material default under any such contract, commitment, plan, lease, license or agreement described in Schedule 3.15 (a "default" being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default).

     3.16 Customers and Suppliers. Schedule 3.16 attached hereto sets forth the ten (10) largest suppliers and customers of the Company in the calendar year 1997 (the "Large Suppliers and Customers"). Except as reflected in Schedule 3.16, no supplier is a material sole source of supply to the Company. The relationships of the Company with its suppliers and customers are good commercial working relationships and, except as set forth on Schedule 3.16, neither (i) any of the Large Suppliers and Customers nor (ii) any supplier or customer who at any time during 1996 or 1997 was or is the sole source of supply of any item or purchase of any of the Company's products, has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, as the case may be. The Company does not have any knowledge that any of the Large Suppliers and Customers intends to cancel or otherwise adversely modify its relationship with the Company or any Subsidiary or to decrease materially or limit its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, and the acquisition of the Transferred Assets and the Business by Buyer will not, to the knowledge of the Company, adversely affect the relationship of the Company with any of the Large Suppliers and Customers.

     3.17 Compliance with Laws.

          (a) Except as disclosed in Schedule 3.17, the Company has all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct the Business and to occupy and use its real and personal properties without incurring any material liability ("Necessary Permits"). No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to effect the transfer to Buyer of such Necessary Permits. The Company is in full compliance with the terms and conditions of all Necessary Permits except where the failure to be in compliance would not have a Material Adverse Effect.

          (b) Except as disclosed in Schedule 3.17, the Company has conducted and is conducting its business in material compliance with applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights). The Company is not now charged with, and to the knowledge of the Company, is not now under investigation with respect to, any possible violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the Business and the Company has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority. The Company shall promptly inform Buyer of any notice relating to the foregoing received after the date hereof and on or prior to the Closing Date.

     3.18 Taxes. Except as disclosed in Schedule 3.18,

          (a) to the extent a failure to do so would adversely impact Buyer, the Business, the Transferred Assets or Buyer's use of such Transferred Assets, (i) the Company has timely filed within the time period for filing or any extension granted with respect thereto, all federal, state, local and foreign tax returns, reports and estimates ("Returns") which it is required to file relating or pertaining to any and all taxes attributable to or levied upon the Transferred Assets and (ii) paid any and all taxes it is required to pay in connection with the taxable periods to which such Returns relate. There are (and immediately following the Closing there will be) no liens or similar encumbrances on the Transferred Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable. The Company has no knowledge of any basis for the assertion of any claims which, if adversely determined, would result in a lien or other encumbrance on the Transferred Assets or otherwise adversely effect Buyer or the Transferred Assets; and

          (b) to the extent relevant to the Transferred Assets and the Business, the Company shall (i) provide Buyer with such assistance as may reasonably be required in connection with the preparation of any tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes and
(ii) retain and provide Buyer with copies of or access to all records or other information that may be relevant to the preparation of any tax Returns, or the conduct of any audit or examination, or other tax proceeding. The Company shall retain all relevant documents, including prior year's tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

     3.19 [Intentionally Omitted]

     3.20 Environmental Matters.

          (a) Except as disclosed in Schedule 3.20 attached hereto, to the knowledge of the Company, the use and operation by the Company of all facilities and properties used in the business of the Company have been, and will be on the Closing Date, in material compliance with all Environmental Laws, and no Environmental Action has been filed, commenced, or, to the knowledge of the Company, threatened with or against any of them alleging any failure so to comply.

          (b) to the knowledge of the Company, the Company has received all material Environmental Permits required to allow each of them to conduct their operations and businesses, such Environmental Permits are valid and in effect, and the Company is in compliance with such Environmental Permits.

          (c) Except as disclosed in Schedule 3.20, the Company has not received notice from any Person, (i) that it has been identified by the EPA or similar state authority as a potentially responsible party under CERCLA with respect to a site listed on the "National Priorities List," as in effect as of the Closing Date, of hazardous waste sites or any similar state list; (ii) that any Hazardous Materials which the Company has generated, transported, or disposed of has been found at any site at which a Person has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that the Company is or shall be a named party to any Environmental Action arising out of any Person's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Materials.

          (d) Except as disclosed in Schedule 3.20, to the knowledge of the Company, there have been no unpermitted Releases of Hazardous Materials on, upon, into, or from the real property owned or leased at any time by the Company.

     3.21 Employees. Prior to the date hereof, the Company has set forth a true and complete list of (a) all officers (with office held) of the Company with respect to the Business who are contemplated to be transferred, (b) all consultants and independent contractors retained by the Company currently or during the last fiscal year with respect to the Business who are contemplated to be transferred and (c) all employees of the Company with respect to the Business who are contemplated to be transferred, including each such employee's job title, remuneration and duration of employment period. Except as disclosed in
Schedule 3.21, the Company is not a party to any written or oral employment, consulting, service, severance or pension agreement to which the Buyer will become subject. The Company is not a party to, and none of its employees are subject to, any collective bargaining agreement or other union contract. The Company enjoys good relations with its employees and there is no pending or, to the knowledge of the Company, threatened labor trouble with or effort to organize any of its employees, and there has been no such labor trouble or, to the knowledge of the Company, effort to organize during the past five (5) years.

     3.22 Litigation. Except as disclosed on Schedule 3.22 attached hereto, (a) there is no Claim pending or, to the knowledge of the Company, threatened (or, to the knowledge of the Company, any facts which could lead to such a claim) by, against, affecting or regarding the Business at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and
(b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Business. Nothing listed on Schedule 3.22, either individually or when aggregated with other listings on such Schedule, would reasonably be expected to have a Material Adverse Effect.

     3.23 [Intentionally omitted]

     3.24 Company Products. Each product manufactured, sold, leased, distributed or delivered by the Company ("Company Products") has been in conformity with all applicable contractual commitments and all applicable express and implied service and product warranties. Except as disclosed in Schedule 3.24 attached hereto or in the ordinary course of Business, (a) there are no existing or, to the knowledge of the Company, threatened Claims that would be assumed by the Buyer for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or any facts which, if discovered by a third party, would support such a Claim;

and (b) no Claim that would be assumed by the Buyer has been asserted against the Company for renegotiation or price redetermination with respect to any transaction, and there are no facts upon which any such Claim could be based other than through the ordinary course of business. Except as set forth on
Schedule 3.24, there are no statements, citations or decisions by any governmental or regulatory body or agency that any Company Product is defective or fails to meet any standards promulgated by any such governmental or regulatory body or agency. Except as set forth on Schedule 3.24, there have been no recalls ordered by any such governmental or regulatory body or agency with respect to any Company Product.

     3.25 [Intentionally Omitted]

     3.26 Brokers. Except as disclosed in Schedule 3.26 attached hereto, none of the Company, its Subsidiaries, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the sale of the Business or the transactions contemplated by this Agreement.

     3.27 Burdensome Agreements. The Company is not subject to or bound by any agreement, judgment, decree or order relating to the Business which is expected to result in a Material Adverse Effect.

     3.28 [Intentionally Omitted]

     3.29 Transactions with Interested Persons. To the Company's knowledge and except as set forth on Schedule 3.29 attached hereto or in the documents of the Company as required by the Securities Act, no officer, supervisory employee or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a material contract or arrangement with the Company relating to the Business.

     3.30 Copies of Documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Article III or in the Schedules delivered to Buyer pursuant to this Agreement.

     3.31 Disclosure of Material Information. Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection therewith contains, when all such documents are read together, with respect to the Company, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The Company has reported to Buyer any and all indications of which it is aware of potential material adverse factors in the Business (other than factors affecting industry generally), such as (by way of example, not of limitation) loss of a distributor, vendor or customer, announcements of key employees to resign or leave the Company or any other material adverse factor taking place on or after February 28, 1998, to the date of this Agreement. The representations and warranties contained in this Article are the only representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by the Company to the Buyer.

     3.32 Opinion of the Financial Advisor. The Company has received the opinion of Hambrecht & Quist LLC as of the date hereof, to the effect that the consideration to be received by the Company is fair to the holders of the Company's Common Stock from a financial point of view.

     3.33 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the shares of the Company's Common Stock approve this Agreement and the transactions contemplated hereby.

     3.34 Required Company Vote. The affirmative vote of a majority of the shares of the Company's Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby.

     3.35 State Takeover Statutes. The Board of Directors has taken such action so that no state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies to this Agreement or any of the transactions contemplated hereby. Neither the Company nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND BRI

     Each of Buyer and BRI, separate and severally, hereby represent and warrant to the Company as follows:

     4.1 Organization and Qualification. Each of Buyer and BRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to own, use and lease their properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted. The copies of the Buyer's and BRI's respective Charters and ByLaws, as amended to date, in each case certified by their respective Secretaries and delivered to the Company's counsel prior to the Closing, are true, complete and correct. Except as set forth on Schedule 4.1 attached hereto, the Buyer is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification.

     4.2 Authority; No Violation. Each of Buyer and BRI has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and BRI have been duly and validly authorized and approved by all necessary corporate action. This Agreement constitutes the legal and binding obligation of the Buyer and BRI, enforceable against them in accordance with its terms. To the best knowledge of the Buyer and BRI, the entering into of this Agreement by the Buyer and BRI does not, and the consummation by the Buyer and BRI of the transactions contemplated hereby, including specifically the transfer of the Transferred Assets to Buyer by the Company, will not violate the provisions of (a) any applicable federal, state, local or foreign laws, (b) the Buyer's and BRI's respective Charter or ByLaws, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Buyer or BRI, any Subsidiary of the Buyer or BRI under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer or BRI is a party or by which any of them is bound, or to which any property of the Buyer or BRI is subject.

     4.3 [Intentionally Omitted]

     4.4 [Intentionally Omitted]

     4.5 SEC Reports and Financial Statements. Since December 31, 1996, BRI has filed all material forms, reports and documents with the Commission required to be filed by it pursuant to the Securities Act and the Exchange Act (the "SEC Reports"), and all of such filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Attached hereto as Schedule 4.5 are financial statements (collectively the "BRI Financial Statements")of audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended December 31, 1997.

     4.6 Brokers. Except as disclosed in Schedule 4.6 attached hereto, neither the Buyer, BRI, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the transactions contemplated by this Agreement.

     4.7 Disclosure of Material Information. Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection therewith contains, when all such documents are read together, with respect to the Buyer or BRI, any untrue statement of a material fact or omits to state a material fact necessary to made the statements therein not misleading. Each of the Buyer and BRI has reported to the Company any and all indications of which it is aware of potential material adverse factors in their respective businesses taking place between December 31, 1997 and the date of this Agreement.

     4.8 Opinion of the Financial Advisor. The Buyer has received the opinion of the Robinson-Humphrey Company, LLC, as of the date hereof, to the effect that the consideration to be paid by the Buyer to the Company is fair to the holders of BRI's Common Stock from a financial point of view.

     4.9 Board Recommendation. The Board of Directors of the Buyer and BRI, at meetings duly called and held, has determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Buyer, BRI, and their stockholders and have authorized the execution, delivery and performance of this Agreement in accordance with its terms.

     4.10 Subsidiaries. Schedule 4.10 attached hereto sets forth for each Subsidiary of BRI (a) the name of the Subsidiary, (b) its jurisdiction of incorporation, (c) the number of authorized, issued and outstanding securities of each class of Equity Security of such Subsidiary, and (d) the name of each holder of such Equity Security and the number of Securities held by such holder. Except as set forth on Schedule 4.10, neither the Buyer nor BRI owns, directly or indirectly, any securities issued by any other Person except for United States government securities, certificates of deposit, or other cash equivalents and is not a partner or participant in any partnership or joint venture of any kind.

     4.11 Absence of Undisclosed Liabilities. Except as set forth in the BRI Financial Statements, there are no material liabilities of the Buyer or BRI, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), except for liabilities which have arisen in the ordinary course of business of the Buyer or BRI.

     4.12 Absence of Certain Changes. Except as otherwise disclosed in Schedule
4.12 attached hereto, since December 31, 1997, there has not been any change in the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of the Buyer or BRI that, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been or is reasonably likely to be materially adverse with respect to the Buyer or BRI or their abilities to perform their obligations under this Agreement.

     4.13 Availability of Capital. BRI and Buyer have adequate means to perform their respective obligations under this Agreement and the Promissory Note.

     4.14 Sole Representations and Warranties. The representations and warranties contained in this Article IV are the only representations and warranties made by Buyer and BRI in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by Buyer and BRI to the Company.

                                    ARTICLE V

                                    COVENANTS

     5.1 Covenants of the Company. The Company shall keep, perform and fully discharge the following covenants and agreements:

          (a) Interim Conduct of Business. Except as contemplated by the terms of this Agreement, from the date hereof until the Closing, the Company shall operate the Business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement or as set forth on Schedule 5.1(a) hereto). Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by Buyer, the Company shall not:

               (i) except as contemplated hereby, enter into or amend any employment, bonus, severance, or retirement contract or arrangement (including any Plan as described in Section 3.19), or increase any salary or other form of compensation payable or to become payable to any Business Employee other than in the ordinary course of business consistent with prior practice;

               (ii) purchase, lease or otherwise acquire any real estate or any interest therein that would be assumed by the Buyer;

               (iii) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of the Transferred Assets except in the ordinary course of business consistent with prior practice;

               (iv) incur any liability, guaranty or obligation (fixed or contingent) that would be assumed by the Buyer other than in the ordinary course of business consistent with prior practice;

               (v) place or permit to be placed any Lien on any of the Transferred Assets, other than statutory Liens arising in the ordinary course of business;

               (vi) make or authorize any amendments or changes to its Charter or ByLaws preventing the consummation or the transactions contemplated by this Agreement;

               (vii) make any investment in excess of $50,000, whether singly or in the aggregate, in property, plant and equipment and other items of capital expenditure that would be transferred to the Buyer;

               (viii) accelerate receivables or delay or postpone payment of any accounts payable or other liability, except in the ordinary course of business consistent with prior practice; or

               (ix) abandon any part of the Business.

               (x) fail to protect the character, quality and transferability of the Transferred Assets, including without limitation, the Intellectual Property, at the same level of care that the Company takes with its intellectual property.

          (b) Access. The Company shall, upon reasonable notice, give Buyer and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Company during reasonable business hours and shall promptly furnish Buyer with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company as Buyer may from time to time reasonably request. It being understood and agreed by Buyer that any such request for information relates solely to the Business, Transferred Assets or the Assumed Liabilities, and the Company's ability to transfer the same.

          (c) Transfer of Necessary Permits. From and after the date hereof through to the Closing Date and following the Closing the Company will use its commercially reasonable efforts to effect the transfer to Buyer of all of the Necessary Permits and all other permits, licenses, and leases which are associated with the Business as presently conducted, to the extent the same are by their terms transferable.

          (d) Change of Name; Use of Name. The Company will take all action necessary or appropriate to change its corporate name, effective upon the Closing, to a name that does not include the words "Global" and " Village" and will take such other actions within its power as may be necessary or appropriate to permit Buyer immediately after the Closing to use the Company's present corporate name. From and after the effective date of the change of the Company's corporate name, the Company shall not use the name or any other name that includes both such words or that is substantially similar thereto for any purpose except to refer to the business conducted by the Company prior to the Closing.

          (e) Satisfaction of Conditions. The Company shall use its commercially reasonable efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 herein on or prior to the Closing Date.

          (f) Purchase Orders. The Company shall not place purchase orders with its turnkey manufacturer for the month of June 1998 without the prior written consent of BRI.

     5.2 Covenants of the Company and Buyer. The Company shall keep, perform and fully discharge the following covenants and agreements:

          (a) Confidentiality. The Buyer, BRI, and the Company (individually, a "Party", and collectively, the "Parties") have and will request certain written and verbal information that is material and confidential in nature (the "Information") relating to a possible purchase of the Business (such purchase to be referred to herein as the "Transaction"). For purposes of this Asset Purchase Agreement, the term Information shall include all information relating to the Transaction that has been received as of the date of this Asset Purchase Agreement and any additional information that may be received in the future from or between the Parties in conjunction with their evaluation of the Transaction. In consideration of the Parties being furnished with the Information:

                              (i) The Parties agree that the Information will be
                    kept confidential and will not, without the other's prior written consent, be disclosed by the Parties or the Parties' representatives (which term shall mean, for all purposes herein, Parties' directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, lenders and financial advisors), in any manner whatsoever, in whole or in part, and will not be used by the Parties or the Parties' representatives directly or indirectly for any purpose other than for the sole purpose of evaluating the Transaction. The Parties agree to transmit the Information only to those representatives who need to know the Information for the purpose of evaluating the Transaction, who are informed by the Parties of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. The Parties will be responsible for any breach of this Agreement by the Parties representatives.

                              (ii) Without the other Party's prior written
                    consent, the Parties and its representatives will not disclose to any other person the fact that the Information has been made available, or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof, except as permitted by Subparagraph "v" hereof.

                              (iii) The Information and all copies thereof will
                    be returned promptly to the other Party's attention in the event that the such other Party makes such a request or if the contemplated Transaction shall not be consummated, and neither Party nor any representative will make or retain any copies, extracts or other reproductions, in whole or in part, of the Information.

                              (iv) This Section shall be inoperative as to such
                    portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by a Party or its representatives; (ii) become available to a Party on a non-confidential basis from a source other than the other Party; or (iii) was known to a Party on a non-confidential basis prior to its disclosure to such Party by the other Party.

                              (v) In the event that a Party or anyone to whom a
                    Party transmits the Information pursuant to this Agreement is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, including regulatory inquiries) to disclose any of the Information, such Party will provide the other Party with prompt prior written notice so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or such other Party waives compliance with Paragraph 5.2(e)(ii) of this Agreement, the Party will furnish only that portion of the Information that is legally required (which determination may be based upon advice of outside legal counsel) and will exercise all reasonable means to obtain reliable assurance that confidential treatment will be accorded the Information.

                              (vi) It is agreed and understood that in the event
                    of any breach or threatened breach thereof by a Party, such other Party shall, in addition to any other remedies which may be available, be entitled to injunctive and other equitable relief in any court of competent jurisdiction.

                              (vii) It is understood and agreed that no failure
                    or delay by the a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder.

                              (viii) If any provision of this Section shall be
                    determined to be void or unenforceable, the remaining provisions of this Section shall nonetheless constitute valid and enforceable obligations of the parties hereto.

                              (ix) Any consent or waiver of compliance with any
                    provision hereof shall be effective only if in writing, and no such consent or waiver shall be deemed to extend beyond the particular subject thereof.

          (b) Exclusive Dealings. Subject to the provisions of Section 7.1, the Company, on its own behalf and on behalf of its shareholders, agrees that, in consideration of Buyer undertaking to prepare the necessary legal documentation to evidence the contemplated transaction, the Company will not engage in discussions or negotiations of any level with any other person or entity regarding the sale of the Business or its assets or properties prior to the termination of this Agreement. Notwithstanding the foregoing, the Company shall be entitled to entertain, discuss and negotiate with any third party that provides an unsolicited offer for the sale of the Company, the Business or Transferred Assets that is potentially superior to the terms of this Agreement in satisfaction of its fiduciary obligations to the Company's Stockholders, as advised by its independent legal counsel.

          (c) Disclosure Supplements. From time to time prior to the Closing, the Company will supplement or amend the Schedule(s) hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to complete or correct any information in any such Schedule or in any representation or warranty of the Company which has been rendered inaccurate thereby.

          (d) Books and Records. For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, the Company shall make all such books and records related to the Business not included as part of the Transferred Assets available for inspection and copying by the Buyer and its representatives during regular business hours upon two (2) Business Days' prior notice;

     5.3 Preparation of Proxy Statement; Stockholder Meeting.

          (a) Promptly following the date of this Agreement (and in no event later than ten business days following execution and delivery of this Agreement), the Company (i) shall prepare a proxy statement (the "Proxy Statement")and other materials relating to the solicitation of the vote of a majority of the issued and outstanding shares of the Company's common stock, ("Common Stock"), in favor of this Agreement and the consummation of the transactions contemplated hereby and (ii) shall file preliminary proxy materials with the Securities and Exchange Commission ("SEC"). The Company shall use its commercially reasonable efforts as promptly as practicable to respond to and resolve any comments raised by the SEC with respect to such materials. The Company will use its commercially reasonable efforts to cause the Proxy Statement and other materials to be mailed to the Company's stockholders as promptly as practicable and in any event no later than the eleventh (11th) calendar day following clearance by the SEC for distribution.

          (b) The Company will immediately notify the Buyer of (i) the receipt of any comments from the SEC regarding the Proxy Statement and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall be given a reasonable opportunity to review and comment on (1) all filings with the SEC, including the Proxy Statement and any amendments thereto, (2) all correspondence from the SEC to the Company in respect of the Proxy Statement, this Agreement and the transactions contemplated hereby, and (3) all mailings to the Company's stockholders in connection with the transactions contemplated hereby, including the Proxy Statement, prior to the filing or mailing thereof. The Company shall use its commercially reasonable efforts to reflect all reasonable comments raised by Buyer in respect of any of the foregoing.

          (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Buyer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.36.

Subject to obtaining the approval by the SEC of the Proxy Statement and other proxy materials, the Company will use its commercially reasonable efforts to hold the Stockholders' Meeting as soon as practicable after the date hereof.

     5.4 Covenants of Buyer and BRI. Buyer shall use its commercially reasonable efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.2 herein on or prior to the Closing Date.

     5.5 Covenants of Buyer and BRI and the Company. The parties hereto hereby agree to keep, perform and fully discharge the following covenants and agreements:

          (a) Waiver of Compliance with the Bulk Sales Act. In connection with the transactions contemplated hereby, the parties shall waive compliance with the provisions of Article 6 of the Uniform Commercial Code Bulk Transfers and the Bulk Sales Act and any other applicable United States, state or provincial bulk sales act or statute ("Bulk Sales Acts").

          (b) Employees.

               (i) Except as herein provided, Buyer shall not be obligated to hire any of the Company's employees. Buyer shall be free to offer employment to such of the Company's employees identified to the Buyer by the Company prior to the date hereof ("Business Employees") as Buyer may determine are suitable to its needs. It is currently estimated that Buyer may want to employ approximately 60 employees (the "Offerees"). The Buyer will agree to offer employment to at least forty-eight (48) of the Company's employees, the selection of such employees to be in the Buyer's sole discretion. The employment relationship between the Buyer and the employees so hired will be on an at-will basis and the Buyer does not warrant any term of longevity of such employment nor the terms and conditions of such employment; provided, however, that Buyer shall offer such employment to the Offerees upon terms and conditions which, at a minimum, equal the terms and conditions currently provided by the Company. The Company shall be solely responsible for any employment benefits, including severance, pension or profit sharing, medical insurance and accrued vacation due by the Company to such employees, whether employment is offered by Buyer to such employee or not. Employees of the Company associated with the Business and retained by Buyer shall be entitled to participate in Buyer's employment benefit plans, including its stock option or stock purchase plans, as such plans are determined and directed by the Buyer's Board of Directors. Selected employees of the Company retained by Buyer will be provided with retention incentives as determined by the Buyer.

               (ii) The Company agrees that, following the execution of this Agreement and prior to the Closing Date, Buyer shall be allowed to discuss with the Business Employees the possibility of employment with Buyer and shall be allowed to employ such persons effective as of the Closing Date on such terms and conditions as may be negotiated between Buyer and such persons. Buyer shall identify ten (10) days prior to the Closing Date those Business Employees that it intends to hire. The Company covenants not to interfere with any such efforts by Buyer and to use all reasonable efforts to assist Buyer in employing such individuals effective as of the Closing Date.

               (iii) As to any such Business Employee who is employed by Buyer pursuant to this Section 5.5(b), the Company agrees to cause the release of such employee from any contractual provision with the Company, or any affiliate of the Company which would impair the utility of such employee's services to Buyer, or that would impose upon such employee any monetary or other obligation to the Company that otherwise would be occasioned by the termination of such employee's employment or any agreement of noncompetition or confidentiality. Notwithstanding the foregoing, nothing contained herein shall prevent the Company from seeking redress from such employees for violations of such employees' duties as an employee of the Company.

          (c) WARN Act. The Company shall be responsible for any notice required under or liability associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. ss.ss.21012109) and any applicable State or local plant closing, mass layoff, relocation, or severance laws (hereinafter collectively referred to as "WARN") associated with the Business Employees which takes place or arises on or before the Closing Date, and Buyer shall be responsible for any such notice or liability associated with the persons hired by Buyer on or after the Closing Date ("Buyer's Employees") which takes place or arises after the Closing Date.

          (d) COBRA. The Company shall be responsible for any group health plan continuation or conversion coverage required under section 4980B of the Code,
Part 6 of Title I or ERISA, or applicable State or local laws ("Required COBRA Coverage") with respect to the Business Employees due to a qualifying event occurring on or before the Closing Date. The Buyer shall be responsible for any Required COBRA Coverage with respect to Buyer's Employees due to a qualifying event occurring as a result of the closing and after the Closing Date.

          (e) Distributions from Plans. Except where prohibited by applicable law (including but not limited to section 401(k)(2)(B)(i) of the Code), the Company shall distribute to the Business Employees their accrued benefits under the Plans (subject, however, to any vesting schedule not otherwise accelerated by applicable law or any term of the Plan), including but not limited to accrued vacation, bonus, and sick pay (but determined without regard to any last day of the plan year employment requirement or any other similar condition). Such distributions shall be made in the manner and at the time as prescribed by the terms of the Plan and applicable law.

          (f) Buyer's Employee Plans. Effective as of the Closing Date, Buyer shall establish for the benefit of Buyer's Employees such employee benefit plans as Buyer shall deem appropriate.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations, Warranties and Covenants. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at the Closing Date; provided, however, that the representations and warranties contained in Sections 3.6, 3.7(a) and 3.11 shall be made with respect to the Closing Balance Sheet and no representations and warranties shall be made with regard to Section 3.7(b) through (r) as of the Closing Date; and provided, further, however, that the representations and warranties contained in Section 3.7(a) shall not be deemed to be untrue for any failure on the part of the Company to have placed orders with its contract manufacturer in compliance with Section 5.1(f) where Buyer's permission was reasonably and timely requested by the Company and withheld by Buyer or the failure on the part of Buyer or BRI to provide in a timely manner products ordered by the Company. The Company shall have performed, on or before the Closing Date, all of its respective obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed on or before the Closing Date; and the Company shall have delivered to Buyer an Officer's Certificate dated the Closing Date of the Company to such effect.

          (b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, in the reasonable judgment of Buyer could materially prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Transferred Assets) or result in a Material Adverse Effect.

          (c) Purchase Permitted by Applicable Laws; Legal Investment. Buyer's purchase of and payment for the Transferred Assets (a) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (b) shall not constitute a fraudulent or voidable conveyance under any applicable law and (c) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which Buyer is subject.

          (d) Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Transferred Assets, the transactions contemplated by Section 6.1(o) hereof, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Buyer. Buyer and its counsel shall have received copies of such documents and papers as Buyer or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Buyer. Buyer acknowledges that it has completed its due diligence with respect to all items other than the material intellectual property issues specifically identified in the IP letter dated March 30, 1998, as amended, and delivered to the Company prior to the date hereof ("IP Issues"). Buyer agrees that unless Buyer notifies the Company in writing prior to April 14, 1998 that it is terminating the transaction because of a material IP Issue reasonably satisfactory to Buyer, including a detailed analysis of the issue, Buyer and BRI shall be deemed to have satisfied their due diligence with respect to this Agreement and the transactions contemplated hereby. Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to Buyer.

          (e) Consents Permits. The Company shall have received (and there shall be in full force and effect) all material consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the transactions contemplated by this Agreement and the sale of the Transferred Assets.

          (f) Corporate Documents. The Company shall have delivered to Buyer an Officer's Certificate of the Secretary of the Company certifying (A) the incumbency and genuineness of signatures of all officers of the Company executing this Agreement, any document delivered by the Company at the Closing and any other document, instrument or agreement executed in connection herewith,
(B) the truth and correctness of resolutions of the Company authorizing the entry by the Company into this Agreement and the transactions contemplated hereby;

          (g) Opinion of Counsel. Buyer shall have received an opinion, dated the Closing Date and satisfactory in form and content acceptable to Buyer and its counsel, of Wilson Sonsini Goodrich & Rosati, counsel to the Company, as to the matters set forth on Exhibit C attached hereto. In rendering such opinion such counsel may, to the extent it may deem such reliance or limitation is proper, (a) rely on (i) certificates of public officials, (ii) certificates, in form and substance satisfactory to Buyer and its counsel, of officers of the Company and (iii) an opinion or opinions, in form and substance satisfactory to Buyer and its counsel, of other counsel satisfactory to Buyer and its counsel and (b) limit the scope of such opinion to the laws of Delaware and the federal laws of the United States.

          (h) Transfer of Necessary Permits. All of the Necessary Permits shall have been transferred, to the extent transferable, to Buyer on or before the Closing Date.

          (i) Transfer of Transferred Assets. All of the Transferred Assets shall have been effectively sold, transferred, conveyed and assigned to Buyer and all of the deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents referenced in
Section 3.2 shall have been executed, delivered and, if appropriate, filed or recorded.

          (j) Cooperation and NonCompetition Agreements. The Company shall execute and deliver to Buyer, within ten (10) days following the execution of this Asset Purchase Agreement, a Cooperation and NonCompetition Agreement ("the NonCompetition Agreement") in substantially the form of Exhibit F attached hereto:

          (k) Net Current Asset Value Letter. Buyer shall have received a letter addressed to it and satisfactory to it in form and content, from the Company's auditor, that the Company's Closing Balance Sheet prepared in accordance with the Balance Sheet Methodology reflects a net current asset value of at least One Million One Hundred Thousand Dollars ($1,100,000.00).

          (l) Other Transactions. Buyer and the Company shall have entered into an Information Systems Agreement, in form and substance to be mutually agreed upon by the parties hereto permitting Buyer to utilize all of the Company's Information Systems currently available to the Business and agreeing to cooperate with Buyer in creating, adapting or otherwise establishing information systems for Buyer's business which fulfill substantially the same functions as those currently used by the Company, including facilitating the transfer of any data or software being transferred by the Company to Buyer hereunder.

          (m) Inter-Company Manufacturing Agreement. An agreement between the Company and Buyer for Buyer (or Boca) to manufacture servers for the Company on a preferred "cost plus" basis" is to be agreed upon between Buyer (or Boca Research, Inc.) and the Company in form mutually acceptable to the parties.

          (n) Warrants. The Company shall grant to the Buyer Warrants purchase 425,000 shares of the Company's common stock (subject to stock splits, recapitalizations and the like) at a price equal to 110% of the closing price based on the ten trading days ending 3 trading days prior to the Closing Date. Such Warrant shall be substantially in the form attached hereto as Exhibit G.

          (o) License Agreement. The parties shall have entered into a Cross License Agreement in form and substance mutually agreeable to the parties. Each party covenants and agrees to use its good faith best efforts to conclude such agreement prior to April 14, 1998.

     6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties of Buyer and BRI in this Agreement shall remain true and correct in all material respects at the

Closing Date, and Buyer shall, on or before the Closing Date, have performed all of its obligations under this Agreement and the Other Purchase Documents which by the terms thereof are to be performed by it on or before the Closing Date; and Buyer shall have delivered an Officer's Certificate to the Company dated the Closing Date to such effect.

          (b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, was not known by the Company on the date hereof or which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Transferred Assets) or result in a Material Adverse Effect.

          (c) Corporate Documents. Buyer and BRI shall have delivered respectively to the Company:

               (i) an Officer's Certificate of the Secretary of such party certifying (A) the incumbency and genuineness of signatures of all officers of Buyer executing this Agreement, any document delivered by Buyer at the Closing and any other document, instrument or agreement executed in connection herewith,
(B) the truth and correctness of resolutions of Buyer authorizing the entry by Buyer into this Agreement and the transactions contemplated hereby and (C) the truth, correctness and completeness of the ByLaws of Buyer;

               (ii) the Charter of Buyer certified as of a recent date by the Secretary of State of the State of Florida; and

               (iii) certificates of corporate good standing and legal existence of Buyer as of a recent date from the Secretary of State of the State of Florida and California.

          (d) Opinion of Counsel to Buyer. The Company shall have received an opinion, dated the Closing Date and satisfactory in form and content acceptable to the Company and its counsel, of Spinner, Dittman, Federspiel & Dowling, counsel to Buyer, in substantially the form attached hereto as Exhibit H. In rendering such opinion such counsel may, to the extent it may deem such reliance or limitation is proper, (a) rely on (i) certificates of public officials, (ii) certificates, in form and substance satisfactory to the Company, of Buyer or officers of Buyer and (iii) an opinion or opinions, in form and substance satisfactory to the Company and its counsel, of other counsel satisfactory to the Company and its counsel and (b) limit the scope of such opinion to the laws of Florida and the federal laws of the United States.

          (e) This Agreement is contingent upon the approval of the Company's Stockholders prior to the Closing Date.

          (f) Purchase Permitted by Applicable Laws; Legal Investment. The Buyer's purchase of and payment for the Transferred Assets (a) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (b) shall not constitute a fraudulent or voidable conveyance under any applicable law and (c) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which the Buyer is subject.

          (g) Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Transferred Assets, the transactions contemplated by Section 6.1(o) hereof, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Company. The Company and its counsel shall have received copies of such documents and papers as the Company or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to the Company. Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by the Company in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to the Company.

          (h) License Agreement. The parties shall have entered into a [Cross] License Agreement substantially in the form of Exhibit I attached hereto.

          (i) Guaranty. The Buyer shall have delivered to the Company a Guaranty substantially in the form of Exhibit E attached hereto.

          (j) Other Transactions. Buyer and the Company shall have entered into an Information Systems Agreement, in form and substance to be mutually agreed upon by the parties hereto, permitting Buyer to utilize all of the Company's Information Systems currently available to the Business and agreeing to cooperate with Buyer in creating, adapting or otherwise establishing information systems for Buyer's business which fulfill substantially the same functions as those currently used by the Company, including facilitating the transfer of any data or software being transferred by the Company to Buyer hereunder.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date:

          (a) Mutual Consent. By mutual written consent of Buyer and the Company;

          (b) Court Order. By Buyer, or the Company if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) Failure to Close By June 30, 1998. By Buyer or the Company if the transactions contemplated hereby shall not have been consummated on or before June 30, 1998, provided, however, that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before such date;

          (d) Termination by Company. By the Company upon notice to Buyer at any time prior to June 30, 1998, if (i) a condition to the performance of the Company set forth in Section 6.2 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a material default under or a material breach of this Agreement shall be made by Buyer and such default or breach shall not be curable prior to June 30, 1998; or

          (e) Termination by Buyer. By Buyer by notice to the Company at any time prior to June 30, 1998, if (i) a condition to the performance of Buyer set forth in Section 6.1 hereof shall not be fulfilled at the time specified for the fulfillment thereof; (ii) a material default under or a material breach of this Agreement shall be made by the Company, and such default or breach shall not be curable prior to June 30, 1998;

          (f) Termination by Buyer and/or the Company. By Buyer or the Company by notice to the other party if the Company enters into any agreement with a third party that would have a Material Adverse Effect on the Company's ability to perform its obligations hereunder with respect to any of the following involving the Company and/or its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving the sale of the Company, the Business or Transferred Assets ; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Company, the Business or the Transferred Assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement by the Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     7.2 Effect of Termination and Right to Proceed. If this Agreement is terminated pursuant to this Article VII, then except as provided below, all further obligations of Buyer and the Company under this Agreement shall terminate without further liability of Buyer or any Affiliate thereof to the Company or to Buyer or any Affiliate thereof, except with respect to the obligations set forth in Sections 5.2 and 7.1, and except, in the case of termination pursuant to Section 7.1(d) or Section 7.1(e) as to liability for misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising to the date of termination. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to obligations specified in Sections 6.1 or 6.2 hereof have not been satisfied, Buyer, in addition to any other rights which it may have, shall have the right to waive its rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of the Company specified in Section 6.2 hereof have not been satisfied, the Company in addition to any other rights which may be available to them, shall have the right to waive their rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby. If the Company or the Buyer terminates this Agreement pursuant to Sections 5.2(b) and 7.1(f), the Company shall pay the Buyer the sum of US$3,000,000.00 on the earlier of the closing of such transaction or 90 days after such termination.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 Survival of Representations and Warranties. The parties hereby shorten the applicable period of limitation of claims made under representations and warranties, and for that purpose each and every such representation and warranty set forth in this Agreement (including the Officer's Certificates required by Sections 6.1 and 6.2 above), shall survive until the first anniversary of the Closing Date, except with respect to the representations and warranties set forth in Sections 3.2, 3.20, 3.26, 4.2 and 4.6, which shall survive the Closing without limitation. From and after the applicable period of survival with respect to such respective representations and warranties of the Company and Buyer, none of the Company, or Buyer or any Affiliate of the Company or Buyer shall have any liability whatsoever with respect to any such representation or warranty, except for breaches as to which any party shall have notified the other party prior to such date. This Section 8.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     8.2 Indemnification by the Company. The Company shall indemnify, defend and hold the Buyer and BRI, its respective officers, directors, employees, consultants, owners, agents and Affiliates, harmless from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of or resulting from any breach or inaccuracy of any representation or warranty or the breach of or failure to perform any warranty, covenant, undertaking or other agreement of the Company contained in this Agreement or any other Purchase Document and arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against the Company or Buyer or any of their Affiliates at any time before or after the Closing Date to the extent that such Losses (a) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees) of the Company, whether relating to or arising out of or in connection with occurrences before or after the Closing Date and (b) do not arise out of a breach or inaccuracy of the Buyer's representations and warranties in, or a breach or default by Buyer in the performance of any warranty, covenant under, undertaking or other agreement contained in this Agreement or any other Purchase Document (the "Losses"); provided, however, that the Company shall have no liability to the Buyer pursuant to this Section as a result of the breach of any representation or warranty to the extent that the Buyer knew that such representation or warranty was untrue, inaccurate or incorrect prior to the Closing Date.

     8.3 Indemnification by Buyer and BRI. Buyer and BRI shall indemnify, defend and hold the Company, its respective officers, directors, employees, consultants, owners, agents and Affiliates, harmless from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of or resulting from any breach or inaccuracy of any representation or warranty or the breach of or failure to perform any warranty, covenant, undertaking or other agreement of Buyer and BRI contained in this Agreement or any other Purchase Document to the extent that such Losses do not arise out of a breach or inaccuracy of the Company's representations and warranties in, or a breach or default in the performance of any warranty, covenant under, undertaking or other agreement contained in this Agreement or any other Purchase Document; provided, however, that Buyer and BRI shall have no liability to the Company pursuant to this Section 8.3 as a result of the breach of any representation or warranty to the extent that the Company knew that such representation or warranty was untrue, inaccurate or incorrect prior to the Closing Date.

     8.4 Minimum Indemnification; Materiality. Notwithstanding anything to the contrary contained herein, no party hereto shall be entitled to recover from any other party unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties (other than those contained in Sections 3.26 or 4.6 above) or breach of or default in the performance of any covenants, undertakings or other agreements, whether such claims are brought under this Article VIII or otherwise, exceeds $500,000.00 and then only for the amount by which such claims for indemnity or damages exceed $250,000.00. Other than for breaches of the representations and warranties contained in Sections 3.13 and 3.20, under no circumstances shall the Company be obligated to indemnify BRI and Buyer for Losses in excess of the Purchase Price received by the Company. Notwithstanding the foregoing, under no circumstances shall BRI and Buyer collectively be obligated to indemnify the Company for Losses in excess of the Purchase Price.

     8.5 Notice and Opportunity to Defend. If there occurs an event that a party asserts is an indemnifiable event pursuant to Section 8.2 or 8.3, the parties seeking indemnification shall promptly notify the other parties obligated to provide indemnification (collectively, the "Indemnifying Party"). If such event involves (a) any Claim or (b) the commencement of any action, suit or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such Claim or the commencement of such action, suit or proceeding, provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action, suit or proceeding shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it desires to do so, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any attorneys' fees or any other expenses, in each case subsequently incurred by such party, in connection with the defense of such action, suit or proceeding. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action, suit or proceeding. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such action, suit or proceeding. In no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior consent.

     8.6 Full Access to Business. The Company shall also give the Buyer full access to:

               (i)   the premises occupied by the Business;

               (ii)  the Company's books and records;

               (iii) the Company's Seller's information systems; and

               (iv)  the Business Employees.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Fees and Expenses. Each of the parties hereto will pay and discharge its own expenses and fees in connection of with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

     9.2 Publicity and Disclosures. Prior to the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of the Company and Buyer other than compliance with the Securities Act disclosures and other regulatory bodies.

     9.3 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

     if to Buyer:

     Boca Research, Inc.
     1377 Clint Moore Road
     Boca Raton, FL  33487
     Attention:   R. Michael Brewer
     Facsimile Transmission Number:  (561)997-1656

     with a copy to:

     Spinner, Dittman, Federspiel & Dowling
     501 East Atlantic Avenue
     Delray Beach, FL  33483
     Attention: Robert W. Federspiel, Esq.
     Facsimile Transmission Number:  (561) 276-5489

     if to the Company:

     [Newco]
     1144 East Arques Avenue
     Sunnyvale, CA 94086

     Attention:  Neil Selvin
     Facsimile Transmission Number:  (408) 523-2019

     with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA  94304
     Attention:  Alan K. Austin
     Facsimile Transmission Number:  (650)493-6811

     All such notices, requests, demands, consents and communications shall be deemed to have been duly given only when such notice, request, demand, consent or communication is delivered or, if sent by telecopier, when received.

     9.4 Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed.

     9.5 Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     9.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     9.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable.

     9.8 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement or the other Purchase Documents, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     9.9 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     9.10 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or any other Purchase Document.

     9.11 Tax Matters.

          (a) The Buyer shall pay all real property transfer Taxes, sales Taxes, stock transfer Taxes, documentary stamp Taxes, recording charges and other similar Taxes resulting from, arising under or in connection with the transfer of the Transferred Assets or any other related transaction under the Agreement.

          (b) The Company shall be responsible for and shall timely pay or cause to be paid any and all Taxes (other than Buyer's Taxes, as defined below) with respect to or relating to the Business or the Transferred Assets, whensoever arising, that are attributable to any taxable period ending on or prior to the Closing Date and, in the case of a taxable period that includes, but does not end on the Closing Date, the portion of such taxable period that ends on the Closing Date ("the Company's Taxes"). Notwithstanding anything in this Agreement to the contrary, the Company's Taxes shall constitute a Retained Liability.

          (c) Buyer shall be responsible for and shall timely pay or cause to be paid any and all Taxes (other than the Company's Taxes) with respect to the Business or the Transferred Assets, whensoever arising, that are attributable to any taxable period commencing after the Closing Date and, in the case of a taxable period that includes, but does not end on, the Closing Date, the portion of such taxable period that begins on the day after the Closing Date ("Buyer's Taxes"). Notwithstanding anything in this Agreement to the contrary, Buyer's Taxes shall constitute an Assumed Liability.

          (d) The obligations of the Company set forth in the Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by Buyer until thirty (30) days after the expiration of the applicable statute of limitations governing the Taxes to which such obligations relate (after giving effect to any agreement extending or tolling such statute of limitations).

     9.12 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

     9.13 WAIVER OF JURY TRIAL. EACH OF BUYER AND THE COMPANY HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE TRANSFERRED ASSETS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE COMPANY AND BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY AND BUYER FURTHER WARRANT AND


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



REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAVIER IS IRREVOCABLE AND MAY ONLY BE MODIFIED EITHER ORALLY OR IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

     9.14 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE PARTIES HERETO FURTHER AGREES THAT PROCESS MAY BE SERVED UPON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 9.3 HEREOF, AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTIES WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY RIGHTS UNDER THIS AGREEMENT.

     9.15 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in said Schedules or Exhibits. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Buyer.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.



ATTEST:                                GLOBAL VILLAGE COMMUNICATION, INC.



______________________________         By:__________________________________
         Secretary                          President



ATTEST:                                BOCA GLOBAL, INC.



______________________________         By:__________________________________
         Secretary                          President



ATTEST:                                BOCA RESEARCH, INC.



______________________________         By:__________________________________
         Secretary                          President





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